Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

SECOND QUARTER 2025 SALES AND EARNINGS

Eau Claire, Wisconsin (July 25, 2025) — National Presto Industries, Inc. (NYSE: NPK) announced today second quarter 2025 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “Defense segment sales for the quarter were up $33.7 million or 50.9% from those reported in the comparable 2024 quarter, reflecting increased shipments from backlog. Sales for the Housewares/Small Appliances segment increased as well - up $1.7 million or 9%. Safety segment sales were nominal. The Defense segment’s operating earnings increased $5.5 million or 61.0% from second quarter 2024 earnings largely due to the additional volume referenced above. In contrast, the Housewares/Small Appliance segment reported a sizable operating loss. The Trump tariffs had a significant effect on the segment’s second quarter earnings. Those tariffs are generally treated as period costs and expensed as they are incurred, reflecting the segment’s LIFO inventory cost valuation method. In addition, the segment’s earnings were impacted by the bankruptcy of a supplier and the resulting loss of a deposit. The Safety segment reported a loss as anticipated. Due to the sizable investment in inventory required to support augmented Defense segment awards, the quarter’s portfolio earnings were nominal.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms, fire extinguishers and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	June 29, 2025	June 30, 2024
Net Sales	$120,449,000	$85,060,000
Net Earnings	$5,152,000	$6,077,000
Net Earnings Per Share	$.72	$.85
Weighted Shares Outstanding	7,147,000	7,128,000

	SIX MONTHS ENDED
	June 29, 2025	June 30, 2024
Net Sales	$224,088,000	$161,713,000
Net Earnings	$12,762,000	$12,645,000
Net Earnings Per Share	$1.79	$1.78
Weighted Shares Outstanding	7,142,000	7,122,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.